UNITED STATED

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MFS GROWTH FUND

MFS GROWTH SERIES

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MFS Reminder Article on Company Intranet

[After Mailing of Proxy]

Votes due June 17

Are you a shareholder of either the MFS Growth Fund or the MFS Variable Insurance Trust - MFS Growth Series*? If so, you should have received materials in April regarding a proxy vote that applies to both of these funds, and you can read on for a reminder about the vote.

What is the vote about?

MFS Growth Fund and MFS® Variable Insurance Trust - MFS Growth Series (“The Funds”) are seeking approval for a change in the classification of the Funds from “diversified” to “non-diversified.”

As noted in the proxy statement, MFS is advancing this proposal now because of the substantial rise in concentration in the Russell 1000® Growth Index and the Funds over the past few years. The Funds’ Board of Trustees believes reclassifying the Funds as non-diversified is in the best interest of investors.

The investment philosophy and process of the Funds will remain the same.

What do you need to do?

Employees who own or control shares in the Funds are encouraged to consider exercising their right to vote in this matter, making their own independent voting decisions based upon their own judgment and relying upon advice from such independent advisers as they have deemed necessary. Neither this reminder nor the information contained in the proxy statement should be viewed as advice or a recommendation to vote in any particular way.

The deadline for submitting votes is June 17, 2025.

*Please note, the proxy does not apply to the MFS Growth Equity Fund Cl1, a collective investment trust (CIT) available within the MFS retirement plans, but does apply the relevant series of funds in the Self-Directed Brokerage Accounts via Bank of America Merrill Lynch.